                                                                   EXHIBIT 10.31

                              TAX SHARING AGREEMENT

            This Agreement is dated June 26, 2002. Its parties are NORTH POINTE HOLDINGS CORPORATION, a Michigan corporation ("Parent") and AFFILIATED COMPANIES (see Schedule A for the complete listing). It provides for the sharing of Federal and State income taxes among the parties. This Agreement is effective for all tax years in which these corporations are members of a consolidated return and affiliated group. In this Agreement each of the parties is collectively referred to as the "Corporations."

      1. GENERAL AGREEMENT. The Corporations constitute an affiliated group of corporations under Section 1504(a) of the Internal Revenue Code of 1986, and they will make a consolidated Federal Income Tax Return under Section 1501 of the Code and file consolidated 1139 Net Operating Loss Carrybacks as appropriate for any taxable years within the statutory carryback period. For state purposes a consolidated or combined return may be filed. Parent retains the right to decide whether the Corporations will file consolidated, combined or individual returns.

      2. PAYMENT OF TAX.

            2.1 PARENT'S AUTHORITY. Parent will have the authority and responsibility to pay income taxes due the Internal Revenue Service and state tax authorities, and collect income tax refunds from the Internal Revenue Service and state taxing authorities on behalf of itself and the other Corporations.

            2.2 TIMING OF PAYMENTS. Upon request by Parent at least five (5) days before the applicable estimated payment date, the Corporations will pay Parent, the estimated taxes in an amount not to exceed the amount of the liability computed under Section 3 of this Agreement. The Parent will refund estimated tax refunds to the Corporations within 5 days of receipt of the refund from the taking authority in questions. Any settlements under this Agreement will be made within thirty (30) days of the filing of the estimated or actual consolidated income tax returns with the Internal Revenue Service, except where a refund is due, in which case, payment may be deferred to within thirty (30) days of receipt of such refund. If payment is made after thirty (30) days of receipt of such refund, interest will accrue on such amount at the prevailing prime rate.

            2.3 TRANSMITTAL OF INFORMATION. When it files a consolidated tax return with the Internal Revenue Service, Parent will compute each party's actual tax liability in accordance with Section 3 of this Agreement and furnish copies of both the computation and the tax return to the Corporations. Any balance due will be payable to Parent upon notification of the final computation.

      3. ALLOCATION OF TAX LIABILITY

            3.1 METHOD OF APPORTIONMENT. The tax liability of the parties will be apportioned among them in accordance with the ratio of the consolidated taxable income attributable to each party having taxable income bears to consolidated taxable income. Under no circumstances however, will any Corporation pay more than if they had filed on a separate basis. The party's income used in computation is adjusted for the its portion of the following items:

                  3.1.1. consolidated deductions for net operating losses, charitable contributions, dividends received and dividends paid on preferred stock of public utilities;

                  3.1.2. net capital gains, but without regard to any net capital carryovers;

                  3.1.3. net capital loss and net loss from the capital gain/ordinary loss rule;

                  3.1.4. consolidated net capital loss carryover absorbed in tax year. If a party generates a tax attribute (loss or credit) that is or may be absorbed by the consolidated group regular tax income, that member will be paid in compensation for the regular tax benefit associated with the tax attribute. The tax benefit payment shall be computed as follows:
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            In any taxable year in which the consolidated regular federal income tax liability is reduced by a tax loss generated by a member, the amount of that loss used attributable to such member is equal to the sum of taxable incomes for members having taxable income multiplied by a fraction, the numerator of which is the separate tax loss of such member, and the denominator of which is the sum of the tax losses of all members having such losses.

            The payment allocable to the loss member shall be the result of the preceding formula multiplied by the applicable consolidated marginal regular federal tax rate.

            3.2 ALTERNATIVE MINIMUM TAX. In any taxable year in which a consolidated alternative minimum tax (AMT) liability is payable on the consolidated federal income tax return, the consolidated federal income tax liability shall be allocated among the members in the following manner:

                  3.2.1. The consolidated regular federal income tax liability of the members will be allocated as provided in Section 3.1 above.

                  3.2.2. The consolidated alternative minimum tax liability (i.e. the excess of the alternative minimum tax liability over the regular tax liability) shall be allocated to each member whose alternative minimum taxable income exceeds the breakeven alternative minimum taxable income (i.e. the amount of alternative minimum taxable income at which a member's tentative alternative minimum tax liability would equal its regular federal income tax liability). The amount of this liability allocated to any such member shall be equal to the consolidated alternative minimum tax liability multiplied by a fraction, the numerator of which is the excess of such member's alternative minimum taxable income over its regular taxable income, and the denominator of which is the excess of the sum of all such members' alternative minimum taxable incomes over the sum of their regular taxable incomes.

                  3.2.3. The amount of each member's minimum tax credit shall equal its alternative minimum tax liability as allocated under this paragraph for all taxable years to which this Agreement applies, reduced by the minimum tax credit used as provided in the following paragraph.

                  3.2.4. In any taxable year in which the consolidated regular federal income tax liability is reduced by the minimum tax credit, the amount of the credit used attributable to each member is equal to the consolidated minimum tax credit multiplied by a fraction, the numerator of which is the separate minimum tax credit of such member, and the denominator of which is the sum of the separate minimum tax credits of all members having such credits.

                  3.2.5. Under no circumstances will any corporation pay more than if they had filed on a separate basis.

            3.3 DETAILED COMPUTATION. A detailed computation of the settlement under Article III will be provided at the time the payment of taxes or paying a refund is requested. Material required to prepare the detailed computation will be available to each company upon their request.

      4. EXAMINATION OF TAX RETURNS BY FEDERAL AND STATE AUTHORITIES

            4.1 ADJUSTMENTS TO TAX LIABILITY. Any adjustment to the tax liability arising from examination of the consolidated return shall be computed on the basis of agreements reached between Parent and the Internal Revenue Service or state tax authorities, or on the basis of court decisions if issues should be litigated. Except in the case of gross negligence or fraudulent conduct by Parent, or its consultants, Corporations specifically waive any claims against Parent or defenses against additional tax liabilities, based upon the contention that any concession, compromise or other agreement between Parent and the Internal Revenue Service or state tax authorities is disadvantageous to Corporations or that any of the corporations may have been able to obtain a more favorable settlement on a separate company basis.

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            4.2 COSTS OF AUDIT AND EXAMINATION. Parent will initially bear the administrative cost of all examinations by the Internal Revenue Service or state authorities, including the cost of defending against adjustments proposed by the examining authorities. Any such administrative costs subsequently will be reimbursed by Corporations through a general and administrative charge to reflect a reasonable allocation of that cost among Corporations based on their respective share, if any, of adjustments which are attributable to their respective taxable incomes. Parent will inform Corporations promptly of all questions being raised by Revenue Agents conducting the examination of tax returns and to cooperate with Parent and its tax advisors in working with the Revenue Agents.

            4.3 RE-DETERMINATION OF TAX LIABILITIES. Upon final settlement of adjustments resulting from audits of the consolidated returns by the Internal Revenue Service or state tax authorities, Parent and Corporations' federal and state tax liabilities for the years examined shall be re-determined to reflect the adjustments relating to that corporation. Any additional tax interest and penalties due shall be payable upon notification from Parent of the amount. Refunds due any corporation shall be credited first to unpaid liabilities for tax or estimated tax, and the remainder paid by the Parent to Corporations.

      5. MISCELLANEOUS

            5.1 DURATION. This Agreement will remain in effect for so long as the statute of limitations is open on any return of Parent and Corporations. No contract or agreement for the sale of any member's stock or other determination of the affiliation of Parent and Corporation(s) will relieve any party of its obligations under this Agreement as they relate to the years the members are included in the consolidated tax return of Parent, except to the extent specifically provided in such written agreements.

            In any event, this Agreement will continue to be fully effective until Parent and Corporations agree to terminate the Agreement. Notwithstanding any such termination, this Agreement shall continue in effect with respect to any payments or refunds due for all periods prior to terminations.

            5.2 TERMINATION. This Agreement shall be terminated if:

            (a)   The parties agree in writing to such termination;

            (b) Membership in the affiliated group ceased or is terminated for any reason whatsoever;

            (c) The affiliated group fails to file a consolidated return for the taxable year.

            5.3 INTERPRETATION. The Agreement may be interpreted in accordance with any and all pertinent and applicable revisions, changes or other modifications of the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

            5.4 NO ASSIGNMENT. A party may not assign this Agreement to any party without prior written consent of the other parties.

            5.5 AVAILABILITY OF DOCUMENTS. Notwithstanding termination, all material including, but not limited to returns, supporting schedules, work papers, correspondence and other documents relating to the consolidated return shall be made available to any party to the Agreement during regular business hours.

            5.6 ARBITRATION. Unresolved differences between parties relating to this Agreement will be submitted to an arbitration panel consisting of one arbitrator chosen by each disputing party and an additional arbitrator to be chosen by the other two arbitrators.

The party demanding arbitration shall communicate its demand to the other party by registered mail, identifying the nature of the dispute and the name of its arbitrator.lf the other party fails to name its
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arbitrator within 30 days from receiving the demand, the demanding party will name the second arbitrator within ten (10) days thereafter. If the first two arbitrators are unable to agree upon a third arbitrator, the third arbitrator will be chosen by the independent public accounting firm then serving the Parent. The arbitrators shall be impartial and shall be active or retired financial officers of property or casualty insurance or reinsurance companies authorized to transact business in the United States of America.The arbitrators are relieved from judicial formality and will follow the Commercial Rules of the American Arbitration Association. The Board of Arbitration shall have the power to receive and act upon such evidence, whether oral or written, strictly admissible or not, as it shall in its discretion think fit. The decision of the majority of the arbitrators will be in writing and will be final and binding upon the parties. If either of the parties fails to comply with this decision, the other party may apply for its enforcement to a court of competent jurisdiction in which the party in default is domiciled, or has assets, or carries on business.Each party shall bear the cost of its own arbitrator and shall equally bear with the other parties the expense of the third arbitrator. If one party chooses both arbitrators, the fees of all arbitrators shall be equally divided between the parties. The panel of arbitrators will allocate the remaining costs of the arbitration proceedings.

            The arbitration shall be held at the times and places agreed upon the state of Michigan.

            5.7 GOVERNING LAW. Michigan law governs this Agreement.

            The parties have signed this Agreement through their respective officers as authorized, effective for the tax years written above.

                                          NORTH POINTE HOLDINGS CORPORATION

                                          By:  /s/ James G. Petcoff
                                               ---------------------------------

                                          NORTH POINTE FINANCIAL SERVICES, INC.

                                          By:  /s/ John H. Berry
                                               ---------------------------------

                                          NORTH POINTE INSURANCE COMPANY

                                          By:  /s/ B. Matthew Petcoff
                                               ---------------------------------

                                          N.P. PREMIUM FINANCE COMPANY

                                          By:  /s/ John H. Berry
                                               ---------------------------------

                      [balance of signatures on next page]

                                          UNIVERSAL FIRE AND CASUALTY INSURANCE
                                          COMPANY

                                          By:  /s/ Judith A. Wikman
                                               ---------------------------------

                                          ALLIANCE SURETY HOLDINGS, INC.

                                          By:  /s/ James G. Petcoff
                                               ---------------------------------

                                   SCHEDULE A

Notices of settlements with regard to this Agreement shall be addressed as follows:

Name and Address of Corporation                        Employer Identification Number
Parent Company
North Pointe Holdings Corporation
28819 Franklin Road, Suite 300
Southfield, MI 48037-2223                                         38-3615047

North Pointe Financial Services, Inc.
28819 Franklin Road, Suite 300
Southfield, MI 48037-2223                                         38-3418631

N.P. Premium Finance Company
28819 Franklin Road, Suite 300
Southfield, MI 48037-2223                                         38-2742963

North Pointe Insurance Company
28819 Franklin Road, Suite 300
Southfield, MI 48037-2223                                         38-2706529

Universal Fire & Casualty Insurance Company
28819 Franklin Road, Suite 300
Southfield, MI 48037-2223                                         35-175695

Alliance Surety Holdings, Inc.
28819 Franklin Road, Suite 300
Southfield, MI 48037-2223                                         52-2114969